SUBADVISORY AGREEMENT

This Subadvisory Agreement (as amended from time to time, this “Agreement”) is entered into as of the 1st day of June, 2009, by and between Rochdale Investment Management LLC, a Delaware limited liability company (the “Adviser”), and Seix Investment Advisors LLC, which is organized as a Delaware limited liability company (“Sub-Adviser”).

RECITALS

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated [August 11, 2005,] (as amended from time to time, herein referred to a the “Advisory Agreement”) with Rochdale Investment Trust, a Delaware business trust (the “Trust”), an open-end series investment company that is registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Adviser, pursuant to the terms of the Advisory Agreement, provides portfolio management services to each series of the Trust, including the Rochdale Fixed Income Opportunity Fund (which series is herein referred to as the “Fund”); and

WHEREAS, the Adviser desires to engage the Sub-Adviser to assist the Adviser in providing such portfolio management services to the Fund and the Sub-Adviser is willing, in accordance with the terms of this Subadvisory Agreement (“Subadvisory Agreement”) to provide such services to the Adviser with respect to such assets of the Fund as may be allocated to it by the Adviser from time to time (the “Subadvised Assets”) in the manner and on the terms set forth in this Agreement; and

WHEREAS, the Board of Trustees (“Board”) of the Trust (including a majority of those Trustees who are not interested persons of the Trust as that term is defined in Section 2(a)(19) of the 1940 Act) has approved this Subadvisory Agreement in accordance with the requirements of Section 15(a) and Section 15(c) of the 1940 Act;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, Adviser and Sub-Adviser agree as follows:

SECTION 1.	Appointment of Sub-Adviser.

Subject to and in accordance with the provisions of this Agreement, Adviser hereby:  (a) appoints Sub-Adviser as investment subadviser for the Fund and with respect to the Subadvised Assets to perform the investment advisory and any other services to each such Fund set forth in this Agreement, and (b) delegates to Sub-Adviser the authority vested in Adviser pursuant to the Advisory Agreement to the extent necessary to enable Sub-Adviser to perform its services and other obligations under this Agreement.

SECTION 2.	Scope of Sub-Adviser’s Authority, Duties and Services.

(a)           General.  Adviser hereby authorizes Sub-Adviser, in its discretion and without prior consultation with Adviser or the Board, to invest, reinvest and manage the Subadvised Assets of the Fund, and determine the structure and composition of the Subadvised Assets of the Fund, on a discretionary basis , subject to Section 2(f) of this Subadvisory Agreement.  In carrying out its responsibilities under this Subadvisory Agreement, Subadviser will act in accordance with all applicable:: (i) requirements of the 1940 Act, and the rules and regulations thereunder applicable to the Fund; (ii) requirements of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules and regulations thereunder applicable to Sub-Adviser; (iii) the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended (“IRC”) applicable to “regulated investment companies” and the Fund; (iv) the investment objectives, strategies and limitations applicable to the Fund, as set forth in the prospectus and statement of additional information relating to the Fund and such other of those documents  of the Trust (i.e., the Trust’s declaration of trust, articles of incorporation or similar governing document, and bylaws) as applicable to the Fund, in each case as amended and updated from time to time and provided in writing to Sub-Adviser (collectively, each of the documents identified in this clause (iv) being, the “Governing Documents”), as are applicable to the Fund; (v) the requirements of those policies and procedures adopted by the Trust under Rule 38a-1 under the 1940 Act and applicable to the Fund;  and (vi) such other reasonable, mutually acceptable, instructions relating to the Fund’s portfolio as the Board or Adviser may from time to time specifically adopt, and provide in writing to Sub-Adviser, as being necessary for Sub-Adviser to perform its services and other obligations under this Agreement (“Instructions”).

(b)           Sub-Adviser Services and Duties.  Subject to and in accordance with the provisions of this Agreement, to enable Sub-Adviser to perform the general duties described in Section 2(a) above:

(i)           General Services.  Adviser hereby authorizes Sub-Adviser to, and Sub-Adviser will, (A) formulate and implement a continuous investment program for the Subadvised Assets of the Fund, and (b) take the steps that Sub-Adviser determines to be reasonably necessary to implement such investment program(s), including purchasing, holding or selling the securities and other assets included in the Subadvised Assets of the Fund, selecting brokers, dealers and other intermediaries, settling and allocating trades, aggregating trades, and seeking to obtain best execution, in each case in accordance with the 1940 Act, the Advisers Act and the rules and regulations thereunder, and Sub-Adviser’s applicable policies and procedures as in effect from time to time. Adviser and Subadviser agree and understand that investment advisory services may be provided by more than on subadviser.  Adviser and Subadviser further agree that the Subadvised Assets may consist of all, a portion of or none of the assets of the Fund and that the Adviser has the right to allocate and reallocate assets of the Fund to the Subadviser at any time and from time to time, upon such written notice to the Subadviser as may be reasonably necessary to ensure orderly management of the Fund.  Subadviser agrees that it shall not consult with any other subadviser concerning transactions for the Fund in securities or other assets. As required under the 1940 Act, Sub-Adviser will not consult with any other sub-adviser to the Trust or the Fund that is a principal underwriter or an affiliated person of a principal underwriter concerning transactions of the Trust or the Fund in securities or other assets, and Sub-Adviser will be responsible for providing investment advice under this Agreement only with respect to the Subadvised Assets of the Fund. Notwithstanding, Sub-Adviser agrees to meet with Adviser regularly, but no less frequently than the quarterly, to discuss the investment program and with the Board as reasonably requested.

(ii)           Selection of Brokers, Dealers and Other Securities Intermediaries.  Without limiting Section 2(b)(i) above:  (A) Sub-Adviser may select brokers, dealers and other intermediaries that are affiliated persons of the Trust, the Fund, Adviser or Sub-Adviser, provided that any trade orders placed with any such affiliated person are placed in accordance with the 1940 Act, and the rules and regulations thereunder, and Sub-Adviser’s applicable policies and procedures as in effect from time to time; (B) Sub-Adviser may select brokers, dealers and other intermediaries on the basis that they provide brokerage, research or other services or products to the Fund or other clients of Sub-Adviser or an affiliated person of Sub-Adviser, provided that such selections are made in accordance with Sub-Adviser’s and the Trust’s applicable policies and procedures as in effect from time to time; and (C) in selecting brokers, dealers and other intermediaries, Sub-Adviser may also consider the reliability, integrity and financial condition of a broker, dealer or other intermediary, the size of and difficulty in executing a transaction, and other factors that Sub-Adviser deems appropriate and consistent with  Sub-Adviser’s and the Trust’s policies and procedures as in effect from time to time.

(iii)           Aggregation of Orders.  Without limiting Sections 2(b)(i) or (ii) above, Sub-Adviser may (but shall not be obligated to) aggregate purchase or sale orders for the Subadvised Assets with contemporaneous purchase or sale orders of other clients of Sub-Adviser or its affiliated persons.  In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner Sub-Adviser considers to be equitable and consistent with Sub-Adviser’s applicable policies and procedures as in effect from time to time.  Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(iv)           Proxy Voting.  Adviser hereby authorizes Sub-Adviser to, and Sub-Adviser will, in Sub-Adviser’s discretion and without prior consultation with Adviser or the Board, vote (either directly or through a voting service engaged by Sub-Adviser) all proxies and corporate actions of which Sub-Adviser receives timely notice that are solicited by or with respect to issuers of securities or other assets in which the Subadvised Assets may be invested from time to time.  Such votes shall be made by Sub-Adviser in accordance with Sub-Adviser’s proxy voting policies and procedures as in effect from time to time.  Upon written notice to Sub-Adviser, the Board may at any time withdraw the authority granted to Sub-Adviser pursuant to this Section 2(b)(iv) to perform any or all of the proxy voting services contemplated hereby.  Adviser and/or the Trust shall be responsible for making any Form N-PX filings.

(v)           Recordkeeping.  Adviser hereby authorizes Sub-Adviser to, and Sub-Adviser will, maintain and preserve such books and records relating to the Subadvised Assets of the Fund and the services provided by Sub-Adviser under this Agreement as required of an investment sub-adviser to a registered investment company pursuant to Section 31 of the 1940 Act and Section 204 of the Advisers Act and the rules and regulations promulgated thereunder and, further, will maintain such records in the manner and for the periods prescribed by such provisions.  Sub-Adviser agrees that such books and records are the property of the Trust, and that Sub-Adviser will surrender such books and records to Adviser or the Trust, or either of their designees, promptly upon written request (provided, that Sub-Adviser may retain copies of any or all of such books and records).  Sub-Adviser will permit Adviser to reasonably inspect such books and records during normal business hours upon reasonable prior notice.

(vi)           Reporting.  Sub-Adviser agrees to provide such reasonable reports as mutually agreed upon by Adviser and Sub-Adviser at such times as mutually agreed upon by Adviser and Sub-Adviser.  Sub-Adviser will provide Adviser with such other information regarding Sub-Adviser or Sub-Adviser’s management of the Subadvised Assets of the Fund as is legally required for any shareholder report (including Forms N-SAR of N-CSR), amended registration statement, prospectus or statement of additional information (including Form N-1A), proxy voting report (including Form N-PX), portfolio holding report (including Form N-Q), proxy statement (including Form N-14), or “blue-sky” filing, or any amendment or supplement to any of the foregoing, of the Trust or the Subadvised Assets Fund filed with the U.S. Securities and Exchange Commission (“SEC”) or applicable state securities regulator (collectively, “Required Filings”).  Upon the Trust’s or Adviser’s reasonable request, Sub-Adviser also will make available its officers and employees to meet with the Board to review Sub-Adviser’s performance under this Agreement, and the performance of the Subadvised Assets Fund, via telephone on a quarterly basis and in person as may be reasonably requested by the Adviser and the Board.

(vii)           Service to Other Clients.  It is understood that Sub-Adviser may perform investment adviser services to other clients including related person, related entities of the Sub-Adviser and various other investment companies.  The Adviser agrees that the Sub-Adviser may provide and take action with respect to any of its clients, itself or affiliates that may compete with or differ from the advice given of the timing or nature of action taken with respect to the Fund, so long as is it the Sub-Adviser’s policy, to the extent practical, to allocate investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients, itself and its affiliates.  It is understood that Sub-Adviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security or other investment which Adviser, its principals, affiliates, or employees may purchase or sell for its or their accounts or for the account of any other client, if in the opinion of Sub-Adviser such transaction or investment appears unsuitable, impractical, or undesirable for the Fund.

(c)           Valuation. Adviser acknowledges and agrees, on behalf of itself, the Fund and the Trust, that Sub-Adviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund (including the Subadvised Assets).  Upon reasonable request, however, the Sub-Adviser will assist the Adviser and the appropriate officers of the Trust in obtaining information about securities that may be purchased for the Fund by the Sub-Adviser with respect to which reliable prices are not available through customary pricing services and otherwise assist the Trust in pricing such assets appropriately. Sub-Adviser agrees that it make commercially reasonable efforts to bring to the attention of the Adviser “significant events” that may come to the attention of the Sub-Adviser and may affect the price of such securities.

(d)           Compliance Testing.  Adviser agrees that Sub-Adviser is not the compliance agent for the Trust, the Fund or Adviser, that it may not have access to all of the books and records of the Fund necessary to perform certain compliance testing, and that it will not be obligated to request any books and records of a Fund not in Sub-Adviser’s possession for purposes of compliance testing. In no event shall Sub-Adviser be responsible for compliance testing with respect to any assets of a Fund other than the Subadvised Assets.

(e)           Implementation of Changes.  Adviser agrees that Sub-Adviser shall be afforded a reasonable amount of time to implement any change in applicable law, rule or regulation (but in no event (except after obtaining a proper exemptive order or other relief or Adviser’s consent) beyond the mandatory compliance date for any change in applicable law, rule or regulation), any change in a Fund’s Governing Documents, and any other change arising out of any other Instructions provided by the Board or Adviser in writing to Sub-Adviser.  Sub-Adviser shall not be responsible for implementing (or failing to implement) any change in a Fund’s Governing Documents, or resulting from any Instruction of the Board or Adviser, that is not specifically identified in a writing provided to Sub-Adviser.  Sub-Adviser will promptly inform Adviser if Sub-Adviser is not able to implement any such change or new Instruction.

 (f)           Adviser and Board Supervision.  Sub-Adviser’s performance of services under this Agreement shall be subject to the general supervision and monitoring of Adviser, in the manner contemplated under Rule 17a-10 under the 1940 Act, and the Board.

(g)           Inside Information.  Sub-Adviser shall, as a general rule, seek only to obtain publicly available research material and information.  In the event Sub-Adviser does acquire or in some manner possess “material non-public information” (“MNPI”), (as defined under the Insider trading and Securities Fraud Enforcement Act of 1988), Sub-Adviser acknowledges that it has implemented adequate information sharing restrictions (fire walls) to reasonably assure regulatory compliance.  The Adviser must be aware that possession of MNPI may adversely affect the Sub-Adviser’s ability to initiate investing or continue trading in a specific portfolio security.

SECTION 3.	Adviser’s Duties and Services.

(a)           General.  Adviser agrees to comply with the terms and conditions of this Agreement and the Advisory Agreement and to provide Sub-Adviser with any information that Sub-Adviser reasonably requests in order to perform its services, and comply with its obligations, under this Agreement.  Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee, monitor and review Sub-Adviser’s performance of its services and other obligations under this Agreement as contemplated under Rule 17a-10 under the 1940 Act.  Nothing in this Agreement shall relieve Adviser of any of its obligations or any liability under the Advisory Agreement.

(b)           Document Delivery Requirements.  Without limiting Section 3(a) above, Adviser shall provide Sub-Adviser with true, correct and complete copies, properly certified or otherwise authenticated, of the following documents relating to the Fund prior to the effective date of this Agreement, annually after this Agreement becomes effective and reasonably in advance of any changes in the following documents becoming effective (with any changes being identified in writing to Sub-Adviser):  (i) each current Governing Document of the Fund; (ii) any Instructions adopted by the Board or Adviser; (iii) any exemptive order relied on by Adviser, the Fund or the Trust that may affect the performance of Sub-Adviser’s services and other obligations under this Agreement (including any “manager of managers” exemptive order); (iv) any CFTC Rule 4.5 letter applicable with respect to a Fund or the Trust; (v) the Advisory Agreement; (vi) certified resolutions of the Board, and of a duly called meeting of the shareholders of the Fund, approving the Advisory Agreement and Adviser’s appointment as investment adviser for the Fund under the Advisory Agreement, and (vii) certified resolutions of the Board, and, if necessary, of a duly called meeting of the shareholders of the Fund, approving this Agreement and Sub-Adviser’s appointment of Sub-Adviser under this Agreement.

(c)           Affiliated Persons of Adviser, the Fund and the Trust.  Adviser shall provide Sub-Adviser, prior to the effective date of this Agreement and annually after this Agreement becomes effective, with a written list of all affiliated persons of Adviser, the Fund and the Trust (and any affiliated person of such an affiliated person) and Adviser shall promptly provide Sub-Adviser with an updated written list whenever Adviser becomes aware of any additional affiliated persons or other changes to the most recently provided list.

(d)           Limited Power of Attorney.  Adviser shall have delivered to Sub-Adviser prior to the effective date of this Agreement an executed copy(ies), signed by authorized representatives of Adviser and of the Trust, on behalf of the Fund, of any separate limited power of attorney requested by Sub-Adviser pursuant to Section 4 below.

(e)           Disclosure Documents and Sales Literature.  Adviser agrees to (and to cause the Trust and the Fund to) submit any proposed language in any Required Filings, or any sales literature, statement, communication or other document relating to the Trust or a Fund that mentions Sub-Adviser (other than identifying Sub-Adviser as sub-adviser to a Fund), or that describes Sub-Adviser’ services or other obligation hereunder, to Sub-Adviser for review prior to use for prompt review of such materials by Sub-Adviser within a reasonable and appropriate deadline.  Adviser acknowledges and agrees that it is responsible for ensuring that any Required Filings, or any sales literature, statement, communication or other document relating to the Trust or a Fund will at all times be in compliance with all disclosure and other requirements under applicable laws, rules or regulations, and that Sub-Adviser shall have no liability in connection therewith, except to the extent arising directly out of a material inaccuracy in, or material omission from, information furnished in writing by Sub-Adviser to Adviser, a Fund or the Trust specifically for inclusion in any Required Filings that causes any such Required Filings to (i) fail to be accurate and complete in all material respects with respect to Sub-Adviser or its services, or (ii) omit to state any material fact necessary in order to make the statements made therein with respect to Sub-Adviser or its services, in light of the circumstances under which they were made, not misleading.

SECTION 4.	Limited Power of Attorney.

Adviser hereby appoints Sub-Adviser as Adviser’s, the Trust’s and the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as Sub-Adviser shall be requested by brokers, dealers or other intermediaries, counter parties and other persons or entities in connection with its management of the Subadvised Assets of the Fund.  Adviser, on behalf of itself, the Fund and the Trust, hereby ratifies and confirms as good and effectual, at law or in equity, all that Sub-Adviser, and its directors, officers and employees, may do in the capacity as attorney-in-fact, provided such action is within the scope of the limited power of attorney granted herein.  Nothing in this Agreement shall be construed as imposing a duty on Sub-Adviser, or its directors, officers and employees, to act or assume responsibility for any matters in its capacity as attorney-in-fact for Adviser, a Fund or the Trust. Any person, partnership, corporation or other legal entity or natural person dealing with Sub-Adviser in its capacity as attorney-in-fact hereunder for Adviser, the Fund or the Trust is hereby expressly put on notice that Sub-Adviser is acting solely in the capacity as an agent of Adviser, such Fund or the Trust, and that any such person, partnership, corporation or other legal entity or natural person must look solely to Adviser, such Fund or the Trust, as applicable, for enforcement of any claim against Adviser, such Fund or the Trust, as Sub-Adviser assumes no personal liability whatsoever for obligations of Adviser, such Fund or the Trust entered into by Sub-Adviser in its capacity as attorney-in-fact.  If requested by Sub-Adviser, Adviser agrees to have Adviser, the Fund or the Trust execute and deliver to Sub-Adviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Sub-Adviser.  The Adviser, the Fund or the Trust will deliver to Sub-Adviser a fully executed and accurate W-9 or some other acceptable form reflecting that the Fund and/or the Trust is not subject to withholding for federal income taxes.

SECTION 5.	Compensation.

For the services provided under this Agreement, Adviser shall pay to Sub-Adviser, in arrears, a fee at the annual rate set forth on Schedule 1 multiplied times the average daily net assets of the Subadvised Assets of such Fund.  Such fee will accrue daily and will be paid monthly to Sub-Adviser on or before the fifteenth (15th) day of the next succeeding calendar month.  The method of determining the net asset value for purposes of this Section 5 shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the Shares of the Fund as described in the prospectus relating to the Fund.  If this Agreement is effective for only a portion of a month, the fee will be prorated for the portion of such month during which this Agreement is in effect.

SECTION 6.	Expenses.

(a)           Expenses Paid by Sub-Adviser.  Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its services and other obligations under this Agreement, and the expenses of office rent, telephone, telecommunications and other facilities that are necessary for Sub-Adviser to perform its services and other obligations under this Agreement.

(b)           Expenses Not Paid by Sub-Adviser.  The Sub-Adviser shall not be responsible for the payment of any expenses of the Fund, including but not limited to:   the expenses of organizing, or continuing the existence of, Adviser, the Fund or the Trust; fees and expenses of trustees/directors and officers of Adviser, the Fund or the Trust; fees for administrative personnel and services; expenses incurred in the distribution of shares of the Fund or the Trust (“Shares”), including expenses of administrative support services; fees and expenses of preparing, printing and filing any Required Filings, other Governing Documents, or any amendment or supplement thereto, or any sales literature, statement, communication or other document under the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act or otherwise; expenses of registering and qualifying Adviser, the Fund, the Trust, or Shares of the Fund or the Trust under federal and state laws, rules or regulations; expenses of preparing, printing, and distributing any other Required Filings, other Governing Documents or any sales literature, statement, communication or other document to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including any cost of Share certificates), purchase, repurchase, and redemption of Shares; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars and other service providers to Adviser, the Fund or the Trust; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of trustees/directors and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Fund  The Subadviser shall also not  be responsible for the payment of any commission, mark-ups, transfer fees, registration fees, ticket charges, transfer taxes, custodian fees and similar expenses; any extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, and claims; or legal obligations of the Fund or the Trust to indemnify its officers and trustees/directors and agents with respect thereto.  Adviser will cause any such expenses properly advanced to the Fund to be promptly reimbursed to the Sub-Adviser.

SECTION 7.	Representations, Warranties and Additional Covenants.

(a)           Sub-Adviser’s Representations, Warranties and Additional Covenants.  Sub-Adviser represents, warrants and covenants to Adviser as follows:

(i)           Sub-Adviser is a business entity of the type indicated in the first paragraph of this Agreement, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation/organization;

(ii)           Sub-Adviser has the right, power and authority under its governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) to execute and deliver, and perform its obligations under, this Agreement;

(iii)           This Agreement constitutes the legal, valid, and binding obligation of Sub-Adviser, enforceable against Sub-Adviser in accordance with its terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy;

(iv)           Neither the execution and delivery of this Agreement by Sub-Adviser nor the performance of any of Sub-Adviser’s obligations hereunder will give any person or entity the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:  (A) any provision of Sub-Adviser’s governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws); (B) any resolution adopted by the governing body (i.e., board of directors or trustees or general partner) or shareholders of Sub-Adviser; (C) any law, rule, regulation or administrative or court order to which Sub-Adviser or its assets may be subject or bound; or (D) any material contract to which Sub-Adviser is a party or by which Sub-Adviser or its assets may be subject or bound;

(v)           Sub-Adviser is not required to obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the performance of any of Sub-Adviser’s services or other obligations under this Agreement;

(vi)           Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under this Agreement;

(vii)           Sub-Adviser is in compliance, in all material respects, with the laws, rules or regulations applicable to Sub-Adviser when performing its obligations under this Agreement.  Without limiting the foregoing, Sub-Adviser has adopted written policies and procedures reasonably designed to prevent violations of the federal securities laws as required under Rule 38a-1 promulgated under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable.  Without limiting the foregoing, Sub-Adviser has adopted a written code of ethics as required under Rule 17j-1 promulgated under the 1940 Act or Rule 204A-1 under the Advisers Act, as applicable.  Upon Adviser’s reasonable request, Sub-Adviser will provide Adviser and the Board with a copy of Sub-Adviser’s compliance policies and procedures.  Sub-Adviser also will promptly provide Adviser with any material amendment to Sub-Adviser’s policies and procedures.  Upon Adviser’s reasonable request or as required under the 1940 Act,  Sub-Adviser will provide Adviser and the Board with reasonable information regarding any material violation of applicable laws, rules or regulations, or Sub-Adviser’s compliance policies and procedures (including Sub-Adviser’s code of ethics), by Sub-Adviser, provided that Sub-Adviser will not be deemed in breach of this disclosure obligation to the extent that counsel has informed Sub-Advise that such disclosure would render Sub-Adviser in violation of any applicable law or regulation and provided further, that the Adviser will provide such disclosure to the Adviser promptly upon the suspension of such impediment.;

(viii)           Sub-Adviser will promptly provide Adviser with notice of:  (A) the occurrence of any event which reasonably likely could disqualify Sub-Adviser from serving as an investment sub-adviser of a registered investment company under Section 9(a) of the 1940 Act or otherwise; (B) any event that would constitute a change in control (as interpreted under the 1940 Act) of Sub-Adviser; (C) any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry relating to the Fund conducted by any state or federal governmental regulatory authority; and (D) any material change in the key portfolio management personnel responsible for the day-to-day management of the Subadvised Assets of the Fund; provided that Sub-Adviser will not be deemed in breach of this disclosure obligation to the extent that counsel has informed Sub-Advise that such disclosure would render Sub-Adviser in violation of any applicable law or regulation and provided further, that the Adviser will provide such disclosure to the Adviser promptly upon the suspension of such impediment;

(ix)           Upon Adviser’s reasonable request, Sub-Adviser will promptly supply Adviser with certificates of insurance setting forth its fidelity bond and errors and omissions coverages; and

(b)           Adviser’s Representations, Warranties and Additional Covenants.  Adviser represents, warrants and covenants to Sub-Adviser that, as of the date hereof:

(i)           Adviser is a business entity of the type indicated in the first paragraph of this Agreement, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation/organization.  The Fund is a duly constituted series of the Trust, which is a business entity of the type indicated in the first recital paragraph to this Agreement, and is duly organized, validly existing, and in good standing under the laws of the Trust’s jurisdiction of incorporation/organization;

(ii)           Adviser has the right, power and authority under its governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) and the Advisory Agreement to execute and deliver, and perform its obligations under, this Agreement.  Adviser has been duly appointed by the Board and the shareholders of the Fund to provide investment advisory services to the Fund as contemplated by the Advisory Agreement;

(iii)           This Sub-Advisory Agreement and the Advisory Agreement each constitutes the legal, valid, and binding obligation of Adviser, enforceable against Adviser in accordance with their respective terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy;

(iv)           Neither the execution and delivery of this Agreement or the Advisory Agreement by Adviser nor the performance of any of Adviser’s services or other obligations under this Agreement or the Advisory Agreement will give any person or entity the right to prevent, delay, or otherwise interfere with the performance of such services or other obligations pursuant to:  (A) any provision of Adviser’s governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws) or the Governing Documents of the Fund and the Trust; (B) any resolution adopted by the governing body (i.e., board of directors or trustees or general partner) or shareholders of Adviser or the Board or shareholders of the Fund or the Trust; (C) any law, rule, regulation or administrative or court order to which Adviser or its assets, or the Fund or the Trust, or the assets of the Fund or the Trust, may be subject or bound; or (D) any material contract to which Adviser, a Fund or the Trust is a party or by which Adviser or its assets, or the Fund or the Trust, or the assets of the Fund or the Trust, may be subject or bound;

(v)           Except for the approval(s) of the Board and, as necessary, of the Fund’s shareholders as required by Section 15 of the 1940 Act, Adviser is not required to obtain any consent from any person or entity in connection with the execution and delivery of the Advisory Agreement or this Agreement, the performance of any of Adviser’s services or other obligations under the Advisory Agreement or this Agreement or the appointment of Adviser as investment adviser to the Fund as contemplated in the Advisory Agreement or of Sub-Adviser as sub-adviser to the Fund as contemplated in this Agreement;

(vi)           Adviser is registered with the SEC as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under the Advisory Agreement and this Agreement.  The Trust is a registered investment company under the 1940 Act, and the Shares of the Fund and the Trust are duly registered under the 1933 Act and under the laws, rules or regulations of all jurisdictions in which such Shares are offered that require such registration;

(vii)           Each of Adviser, the Fund and the Trust is in compliance, in all material respects, with the laws, rules or regulations applicable to Adviser, the Fund or the Trust.  Without limiting the foregoing, each of Adviser and the Board (with respect to the Fund and the Trust) has adopted written policies and procedures reasonably designed to prevent violations of the federal securities laws as required under Rule 38a-1 promulgated under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable.  Without limiting the foregoing, each of Adviser and the Board (with respect to the Fund and the Trust) has adopted a written code of ethics as required under Rule 17j-1 promulgated under the 1940 Act or Rule 204A-1 under the Advisers Act, as applicable;

(viii)           Adviser has received and reviewed a copy of Sub-Adviser’s Form ADV, Part II, copies or summaries of Sub-Adviser’s policies and procedures applicable to Sub-Adviser’s performance of its obligations and services under this Agreement, and any other information regarding Sub-Adviser or its services that Adviser or the Board has determined necessary or appropriate in connection with appointing Sub-Adviser as a sub-adviser for the Fund as contemplated in this Agreement.  The Board has adopted such policies and procedures of Sub-Adviser as policies and procedures of the Trust and the Fund.  Adviser has provided to Sub-Adviser all information and documents required under Section 3 of this Agreement;

(ix)           Adviser has instructed (or caused the Trust or the Fund to instruct) the custodian(s) to the Fund to:  (A) accept and carry out instructions as may be directed from the authorized persons of Sub-Adviser provided in writing by Sub-Adviser to such custodian(s) from time to time (which instructions may be orally given if confirmed in writing or given on a recorded line); and (B) provide Sub-Adviser with all operational information necessary for the Sub-Adviser to trade on behalf of the Fund;

(x)           Adviser will promptly provide Sub-Adviser with notice of:  (A) the occurrence of any event which reasonably likely could disqualify Adviser from serving as an investment adviser of a registered investment company under Section 9(a) of the 1940 Act or otherwise; (B) an event that would constitute a change in control (as interpreted under the 1940 Act) of Adviser; and (C) of any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry (other than routine or sweep regulatory examinations or inspections) relating to the Fund conducted by any state or federal governmental regulatory authority provided that Adviser will not be deemed in breach of this disclosure obligation to the extent that counsel has informed Sub-Advise that such disclosure would render Adviser in violation of any applicable law or regulation and provided further, that the Adviser will provide such disclosure to the Sub-Adviser promptly upon the suspension of such impediment;

(xi)           The Trust (i) has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with the USA PATRIOT Act of 2001 and other applicable U.S. laws and regulations relating to the prevention of money laundering and terrorist financing, and (ii) is subject to the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and has policies and procedures designed to comply with the prohibitions and restrictions mandated by OFAC.  The Trust, Fund and Adviser recognize and agree that the Sub-Adviser does not have responsibilities regarding the Trust’s AML Program and the Trust’s OFAC policies and procedures and for clearing the shareholders of the Fund through the AML Program and the Trust’s OFAC policies and procedures;

(xii)           The Adviser understands, acknowledges, represents and agrees (a) that the acceptance of this Agreement together with the remittance of the appropriate documentation will not breach any applicable money laundering rules or regulations and (b) to promptly provide to the Sub-Adviser documentation verifying its identity as required in subsection 7(b)(xii) below.  Adviser will provide additional information or take such other actions as may be necessary or advisable for Sub-Adviser to comply with any requirements related to money laundering rules or regulations, related legal process or appropriate requests (whether formal or informal) or otherwise.  Adviser hereby consents to disclosure by the Sub-Adviser and its agents to relevant third parties of information pertaining to Adviser in respect of such rules or regulations or information requests related thereto.  Further, Adviser represents and warrants that no party which either (x) has had any of its assets blocked under the OFAC maintained list of Specially Designated Nationals Blocked Persons, the U.S. Presidential Executive Order 13224, Financial Action Task Force on Money Laundering’s list of non-cooperative jurisdictions, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network Adviser list or any other sanction, regulation or law promulgated by ay U.S. governmental entity or intergovernmental group organization of which the U.S. is a member (collectively, the “U.S. Sanction Laws”), or (y) has been identified by the U.S. Government as a person whose assets are blocked under the U.S. Sanction Laws, has any beneficial interest in the Adviser; and

(xii)            The Adviser will provide the Sub-Adviser with (a) a copy of its Certificate of Formation and any change of name certificate,  (b) a properly authorized mandate authorizing the Adviser to enter into this Agreement (e.g. a certified resolution which includes the names of the authorized signatories; and, if requested by Sub-Adviser, further evidence that the Adviser’s constitutional documents permit it to enter this Agreement, that all appropriate action has been taken by it to authorize the Agreement, and that each person executing the Agreement has authority to do so.

(c)           Notice of Material Change. The Adviser and Sub-Adviser mutually agree to provide the other with prompt written notice if any of their respective representations, warranties or covenants as set forth in Section 7(a) or 7(b) as the case may be,  shall be breached, or become inaccurate, in any material respect, provided that neither Adviser or Sub-Adviser will be deemed in breach of this disclosure obligation to the extent that counsel has informed Adviser or Sub-Adviser, as the case may be, that such disclosure would render the reporting party in violation of any applicable law or regulation and provided further, that the Adviser will provide such disclosure to the Adviser promptly upon the suspension of such impediment.

SECTION 8.	Privacy; Confidentiality.

Each party to this Agreement agrees that it shall (and, in the case of Adviser, that Adviser shall cause the Board, the Fund and the Trust to) treat as confidential, and not disclose to any third party, any information (including Sub-Adviser’s investment advice) provided to it (the “Receiving Party”) by the other party (the “Disclosing Party”) that is marked “Confidential” or that reasonably should be known to be confidential, including the investment activities or holdings of the Fund (collectively, “Confidential Information”).  All Confidential Information that a Disclosing Party provides to the Receiving Party shall not be used by the Receiving Party (and, in cases where Adviser is the Receiving Party, by the Board, the Fund or the Trust) for any purpose not permitted under this Agreement.  The foregoing (a) shall not be applicable to any information that is publicly available when provided by the Disclosing Party or which thereafter becomes publicly available other than in contravention of this Agreement or any confidentiality obligation known to the Receiving Party, (b) shall not prevent disclosure or use of any Confidential Information to the extent necessary to render the services or perform the obligations pursuant to this Agreement, or otherwise to operate the Trust and the Fund, provided, that any disclosure to a third party is made subject to confidentiality obligations substantially similar, in all material respects, to the privacy and confidentiality obligations imposed under this Section 8, and (c) shall not prevent disclosures expressly permitted or required under applicable law, rule or regulation (including in response to regulatory requests).  A copy of the Sub-Adviser’s privacy policy is attached hereto as Exhibit A.

SECTION 9.	Limitations of Liability; Indemnification.

(a)           General Limitation of Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser, or of reckless disregard by Sub-Adviser of its obligations and duties under this Agreement, Sub-Adviser shall not be liable to Adviser, the Fund, the Trust, any shareholder of the Fund, or any other person or entity for any mistake of law, investment decision or other action or omission on the part of Sub-Adviser.  Without limiting the foregoing, Sub-Adviser shall not have any liability whatsoever for any investment losses incurred by the Fund, or arising from transactions by the Fund, prior to the date on which Sub-Adviser assumes responsibility for the management of the Subadvised Assets of such Fund.

(b)           Indemnification.  Subject to the terms and conditions of this Agreement, each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party, its shareholders, controlling persons, trustees/directors, officers or employees (collectively, the “Indemnified Parties”), from and against any direct loss, claim, penalty, fine, expense (including reasonable attorney’s fees) or other liability suffered, paid or incurred by any of the Indemnified Parties arising out of, resulting from or relating to (i) any material breach of the Indemnifying Party’s covenants under this Agreement, (ii) any material inaccuracy in, or material breach of, any of the Indemnifying Party’s representations and warranties contained in this Agreement, (iii) any violation of applicable law by the Indemnifying Party, its shareholders, controlling persons, trustees/directors, officers or employees, (or, in the case of Adviser, the Fund or its service providers, other than Sub-Adviser), or (iv) the willful misfeasance, bad faith, gross negligence or willful disregard of the Indemnifying Party’s obligations under this Agreement on the part of the Indemnifying Party, its controlling persons, trustees/directors, officers or  employees (or, in the case of Adviser, the Fund or its service providers, other than Sub-Adviser).  Nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of its or their willful misfeasance, bad faith or gross negligence by any Indemnified Party in the performance of its duties under this Sub-Advisory Agreement.  Additionally, the respective indemnification obligations hereunder shall not apply in the event that the conduct that would otherwise form the basis for a claim hereunder, resulted from reliance by the party from whom indemnification is sought on information provided to such party, in writing, by the party seeking indemnification hereunder (or any affiliate of such party) or actions taken by the party seeking indemnification hereunder (or any affiliate of such party).

(c)           Class Actions and Other Litigation Matters.  The Adviser, Trust or Fund will initiate and pursue all appropriate litigation claims and related filings, including but not limited to, preparing and filing pleadings and proofs of claim, in any and all litigation matters in connection with any assets held in the Fund.  The Sub-adviser will upon request and to the extent possible, assist the Adviser, Trust and/or Fund with such actions, but may only do so on behalf of the assets currently managed by the Sub-Adviser.  Sub-Adviser will forward to the Adviser promptly any materials it receives in this regard.

(d)           Remedies Limited to Sub-Adviser and Its Assets.  Adviser, on behalf of itself, the Fund and the Trust, is hereby expressly put on notice of any limitation of liability as set forth in the governing documents (i.e., articles of incorporation, declaration of trust, partnership agreement, or similar governing document, or bylaws) of Sub-Adviser and agrees that the obligations assumed by Sub-Adviser pursuant to this Agreement will be limited in any case to Sub-Adviser and its assets and Adviser, the Trust, and the Fund shall not seek satisfaction of any such obligation from the shareholders of Sub-Adviser, the directors/trustees of Sub-Adviser, Sub-Adviser’s officers, employees, agents, contractors or other representatives, or any of them.

(e)           Exclusion.  Nothing in this Agreement is intended, or shall be construed, as relieving Adviser or Sub-Adviser from any liability or obligation under any provision of the 1940 Act, the Advisers Act or other applicable state or federal law that may not be modified or waived.

SECTION 10.	Term and Termination.

(a)           This Agreement shall become effective as of the date first written above (“Effective Date”) and shall continue in effect thereafter for a period of two years from the Effective Date, unless sooner terminated. This Agreement will continue thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Sub-Adviser or by the Adviser, without payment of any penalty upon not more than sixty (60) days’ prior written notice, which notice may be waived by the party entitled thereto.  This Agreement may also be terminated (A) by the Board or (B) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund.  Any notice of termination shall be provided to Adviser, Sub-Adviser and the Trust.

(b)           This Agreement will terminate automatically, without payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.  In the event of termination of this Agreement for any reason, Sub-Adviser shall, promptly upon receiving notice of termination or a receipt acknowledging delivery of a notice of termination to Adviser, or such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to the Subadvised Assets, except as expressly directed by Adviser, and except for the settlement of securities transactions already entered into for the account of the Fund with respect to the Subadvised Assets.  Termination of this Agreement shall not relieve Adviser or Sub-Adviser of any liability incurred hereunder.  The provisions of Sections 5 (Compensation), 6 (Expenses), 9 (Limitation of Liability), 10 (Term and Termination) and 12(j) (Governing Law) of this Agreement shall survive termination for the applicable statute of limitations period.

SECTION 11.	Use of Names.

(a)           By Sub-Adviser.  Nothing in this Agreement is intended, or shall be construed, as preventing Sub-Adviser or its affiliates from using Adviser’s, the Trust’s or a Fund’s name in any response to a request for information/proposal, and Sub-Adviser and its affiliates are expressly authorized to include the name of Adviser, the Trust or the Fund on a representative client list.

(b)           By Adviser, the Trust and the Fund.  Sub-Adviser hereby grants Adviser, the Trust and the Fund, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name “Seix” (hereinafter referred to as a “Mark”) in the United States as part of the name of the series of the Trust identified on Schedule 1 and in any Required Filings, or any sales literature, statement, communication or other document relating to the Trust or the Fund, provided the use of such Mark is approved by the Sub-Adviser in advance in writing.  Such right does not include the right to allow third parties to use the Mark.  Neither Adviser, the Trust nor the Fund shall retain any right to use of the Mark after the termination of this Agreement.  Upon termination of this Agreement, Adviser will (and will cause the Trust and the Fund to) immediately terminate all use of the Mark and destroy any remaining unused sales literature, statements, communications or other documents, whether written, printed or electronic, that contains the Mark.  Adviser agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of this Agreement.  Adviser further agrees (and to cause the Trust and the Fund) to comply with any reasonable requirements for the use of the Mark provided from time to time by Sub-Adviser to Adviser or the Trust in writing.

(c)           Required Use.  Nothing in this Agreement is intended, nor shall be construed, as preventing either Sub-Adviser (or its affiliated person) or Adviser, the Trust or the Fund from using the names of Sub-Adviser, Adviser, the Trust or the Fund in responses to regulatory examinations, inspections or inquiries, or subpoenas or other compulsory legal process.

SECTION 12.	General Provisions.

(a)           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by facsimile or electronic mail (with written confirmation of receipt), provided that a copy is promptly mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other party):

Sub-Adviser:         Seix Investment Advisors LLC
10 Mountainview Road, Suite C-200
Upper Saddle River, New York  07458
Attention:  Chief Compliance Officer
Facsimile No.:  (201) 391-0303

Adviser/Trust:      Rochdale Investment Management LLC
570 Lexington Avenue, 9th Floor
New York, New York 10022

Attention: Rochdale Compliance
Facsimile No.: (212) 702-3535

(b)           Further Actions. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(c)           Conflicts of Interest.  It is understood that (i) directors/trustees, officers, agents and shareholders of the Trust are or may be interested in Sub-Adviser or its affiliated persons as directors/trustees, officers, stockholders or otherwise, (ii) directors/trustees, officers, agents and shareholders of Sub-Adviser or its affiliated persons are or may be interest in the Trust or the Fund as directors/trustees, officers, shareholders or otherwise, (iii) Sub-Adviser may be interested in the Trust or the Fund, and (iv) the existence of any such dual interests shall not affect the validity of this Agreement or of any transactions or performance under this Agreement except as specifically provided in (A) the Trust’s declaration of trust, articles of incorporation, or similar governing document, or bylaws, (B) Sub-Adviser’s declaration of trust, articles of incorporation, partnership agreement or similar governing document, or bylaws, or (C) provisions of applicable laws, rules or regulations.

(d)           Non-Exclusivity; Nature of Relationship.  The investment subadvisory services provided by Sub-Adviser under this Agreement are not to be deemed to be exclusive, and Sub-Adviser shall be free to render similar services to other advisers, investment companies, and other types of clients.  Adviser, the Trust, the Fund and Sub-Adviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on any of them.  Except as otherwise specifically provided in this Agreement (or in a limited power of attorney referenced in this Agreement), Sub-Adviser shall perform its services and other obligations under this Agreement as an independent contractor and not as an agent of Adviser, the Trust, or the Fund.

(e)           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

 (f)            Entire Agreement; No Modification.  This Agreement supersedes all prior discussions, negotiations, understandings and agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, modified or restated, except by a written agreement executed by both parties to this Agreement and in accordance with the 1940 Act and the rules and regulations thereunder.

(g)           Assignments; Successors; No Third-Party Rights; Service Providers.  Neither party may assign any of its rights under this Agreement without the prior consent of the other party.  Subject to the preceding sentence, and Section 10 above, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the permitted successors and permitted assigns of the parties. Except as expressly provided in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Except as expressly provided in this Agreement, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and permitted assigns.

Notwithstanding anything contained in this Agreement to the contrary, Sub-Adviser may enter into arrangements with its affiliates and other third party contractors in connection with the performance of Sub-Adviser’s services and other obligations under this Agreement, including for the provision of certain personnel, services and facilities to Sub-Adviser, provided that such arrangements comply with the 1940 Act (including, if applicable the requirements of Section 15 of the 1940 Act).  Sub-Adviser agrees, subject to the terms and conditions of this Agreement, that Sub-Adviser will remain responsible for any actions or omissions of such affiliates or other third-party contractors to the same extent as if Sub-Adviser had taken such action or made such omission under this Agreement.

(h)           Severability.  If any provision of this Agreement is held invalid or unenforceable by any regulator or court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)            Construction.  Unless otherwise expressly provided: (i) the words “include,” “includes” and “including” do not limit the preceding words or terms, and shall be construed to be followed by “without limitation”; (ii) the word “or” in this Agreement is disjunctive but not necessarily exclusive (and should be construed, accordingly, as “and/or”); and (iii) any reference to “days” shall mean calendar days.  This Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.  The following terms have the meanings given to such terms under the 1940 Act, and the rules and regulations promulgated thereunder:  “interested persons”; “affiliated person”; “assign” or “assignment”, and “federal securities laws”.

 (j)            Governing Law.  This Agreement, and all statements, certifications and other actions given, made or taken in connection with this Agreement, shall be governed by, and interpreted and construed in accordance with, (i) the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles that would require the application of the law of another jurisdiction, and (ii) applicable federal law, including the 1940 Act.  To the extent that the laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, irreconcilably conflict with applicable provisions of the 1940 Act, the 1940 Act shall control.

(k)           Counterparts.  This Agreement may be executed (including by facsimile, Adobe portable document format, electronic mail, or otherwise) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

 (l)           Force Majeure.  The Sub-Adviser will not be liable for any delay in performance or any failure in performance hereunder caused in whole or in part by reason of any event beyond its control.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date first above written.

SUB-ADVISER:	ADVISER:

Seix Investment Advisors LLC	Rochdale Investment Management LLC

By: /s/Deirdre A. Dillon	By: /s/Kurt Hawkesworth

Name: Deirdre A. Dillon	Name: Kurt Hawkesworth

Title: Counsel and CCO	Title: Sr. EVP

[Signature Page to Subadvisory Agreement]

SCHEDULE 1

REGISTRANT(S), FUND(S) AND FEES

Name of Registrant	Name of Fund	Annual Rate
Seix Investment Advisors LLC	Rochdale Fixed Income Opportunities Fund	40 bps

EXHIBIT A

Seix Investment Advisors LLC Privacy Statement

In accordance with the Gramm-Leach-Bliley Act (GLB) and subsequent Securities & Exchange Commission (SEC) Regulation S-P requirements, Seix Investment Advisors LLC (“Seix”) has enacted certain policies and procedures regarding the protection of client information.  Seix’s general policy is set forth herein.

Privacy Act Policies and Procedures

Seix, its directors, officers, and staff are committed to protecting the confidentiality of all client information.  In accordance with government regulations, Seix will, to the best of its abilities, limit the sharing of any accumulated nonpublic personal data to select business partners, organizations, government officials, vendors or third parties who are authorized to act on its behalf and/or on behalf of its clients.

Due to the various products and services offered by Seix, any or all of the individual products and services or a combination of products and services may be offered to existing clients or prospective clients at any time.  Thus, in order to provide multiple products and services, it will be necessary, in the ordinary course of doing business, for Seix officers and staff members to share certain personal data with other employees, third party vendors and/or other industry or product related firms.  Such information will be designated as restricted and provided to outside vendors, firms, or individuals only when/as authorized by Seix supervisors or managers, and only on a need-to-know basis. In addition, Seix will apply the same restricted access to information provided by former clients and former prospective clients.  Seix has also established compliance guidelines which restrict general access to specified client information, yet permit the firm to pursue the best overall product and service options for its clients and prospective clients.

Seix has policies and procedures in place designed to dispose of client and prospective client information in a confidential manner when/as appropriate.

In addition to the above mentioned confidentiality measures, Seix must honor all properly submitted regulatory and/or other appropriate governmental requests.  Clients and/or prospective clients may choose, at any time, to inform Seix not to share any personal information with affiliated or non-affiliated firms or vendors by contacting Seix at 1.201.391.0300 or via mail at Seix Investment Advisors LLC, 10 Mountainview Road, Suite C-200, Upper Saddle River, NJ 07458.  Individuals who reside in California and Massachusetts must notify us to “opt in”.  That is, individuals of those states must specifically grant Seix permission to share any information outside of Seix.  Clients and prospective clients must understand that “opting out” or failing to “opt in” may severely restrict or limit Seix’s ability to carry on business on behalf of those clients and in certain circumstances could affect the client’s account and/or returns.

Seix reserves the right to change nonmaterial information in this statement at any time without any specific public notification.  All material changes to this statement will be posted to the official Seix Internet Site www.seixadvisors.com, with all disclosure documents amended and all clients notified as soon as is reasonably possible.

Although Seix will make every attempt to prevent the unauthorized use of client or prospective client data, there can be no guarantees.  This privacy policy is not intended to, and does not, create any contractual or other legal rights in or on behalf of any party.  Please contact Seix at the sources listed above with questions and/or concerns.